THERMON REPORTS FISCAL 2016 RESULTS

Thermon Announces Fiscal 2016 Revenue of $282 million

SAN MARCOS, Texas, May 25, 2016 -- Thermon Group Holdings, Inc. (NYSE:THR) (“Thermon” or the “Company”) today announced consolidated financial results for the fourth quarter ("Q4 2016") and fiscal year ended March 31, 2016 ("fiscal 2016").

Financial summary for the quarter:

•	Revenue of $72.3 million, a decrease of 3% compared to Q4 2015

•	Q4 2016 orders were $72.6 million, a 39% increase over Q4 2015

•	Backlog of $81.2 million compared to $75.7 million at the end of Q4 2015

•	Gross margin percentage of 44% compared to 46% in Q4 2015

•	Fully diluted GAAP EPS of $0.10 and Adjusted EPS of $0.20

“We were encouraged by the Company’s revenue performance in the fourth quarter in light of the challenging industry conditions. Our margins were negatively impacted in the fourth quarter due to increased pricing pressure and product mix, which we expect to continue in the near-term. Our strong cash flow reflects the strength of our fundamental business model, even in a difficult environment. In the upcoming fiscal year, we will focus on implementing and executing our strategic plan, including several investment initiatives. We believe these efforts will position us to achieve our long-term revenue and earnings growth objectives to drive value for both shareholders and customers,” said Bruce Thames, President and Chief Executive Officer.

In fiscal 2016 the Company generated revenue of $281.9 million, a 9% decrease versus $308.6 million in fiscal 2015. Fiscal 2016 includes $26.0 million of revenue generated by our three recently acquired businesses. Foreign currency translation effects caused a comparative decline in revenue of $19.9 million. Excluding the impact of foreign currency translation effects, our organic revenue declined $32.8 million, or 10.6% compared to fiscal 2015. During fiscal 2016, Greenfield and MRO/UE(facility maintenance, repair and operations and upgrade or expansion) revenue represented 34% and 66% of revenue, respectively. This compares to fiscal 2015 when Greenfield and MRO/UE revenue represented 41% and 59% of revenue, respectively.

Gross margin during fiscal 2016 decreased to 46.6%, which is within our expected historical range of approximately 45% to 50%. This result was down from 50.1% in fiscal 2015, which was at the high end of our expected historical range.

Orders placed during fiscal 2016 were $287.4 million compared to $301.7 million in fiscal 2015, a decrease of 5%. Our backlog was $81.2 million as of March 31, 2016 compared to $75.7 million as of March 31, 2015. Foreign currency translation effects reduced our backlog by $1.2 million as of March 31, 2016

Net income attributable to Thermon and GAAP earnings per share were $23.0 million and $0.71 per fully diluted common share in fiscal 2016 versus $49.4 million and $1.52 per fully diluted common share in fiscal 2015, respectively. After taking into account certain one-time charges (see table, Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS), the Company generated Adjusted net income in fiscal 2016 of $28.9 million and Adjusted EPS of $0.89 per fully diluted common share in fiscal 2016.

During Q4 2016, the Company generated revenue of $72.3 million versus $74.3 million in Q4 2015, a decrease of $2.0 million or 3%. On a comparative basis, foreign currency translation effects negatively impacted Q4 2016 revenue by $2.3 million or 3%. For Q4 2016, revenue generated from recent acquisitions totaled $7.0 million. During Q4 2016, Greenfield and MRO/UE revenue were 40% and 60% of revenue, respectively. This compares to Q4 2015 when Greenfield and MRO/UE were 39% and 61% of revenue, respectively.

Gross margins during Q4 2016 were 44.4% compared to 45.9% in Q4 2015. Q4 2016 gross margins were negatively impacted by product mix within our MRO/UE sales as well as competitively bid orders within our Greenfield sales.

Q4 2016 orders were $72.6 million versus $52.2 million in the comparable prior year period, an increase of $20.4 million or 39%.

Q4 2016 net income attributable to Thermon and GAAP EPS was $3.2 million or $0.10 per fully diluted common share compared to $10.5 million or $0.32 per fully diluted common share in Q4 2015. After taking into account certain one-time charges (see table, Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS), the Company generated Adjusted net income in Q4 2016 of $6.5 million and Adjusted EPS of $0.20 per fully diluted common share. In Q4 2015, the Company generated Adjusted net income of $8.9 million and Adjusted EPS of $0.28 per fully diluted common share.

Outlook

The Company is forecasting flat to low single digit top line revenue growth in fiscal 2017 as compared to fiscal 2016.

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, Jay Peterson, Chief Financial Officer, will discuss full year and fourth quarter fiscal 2016 results during a conference call today at 10:00 a.m. (Central Time), which will be simultaneously webcast on Thermon's Investor Relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 312-5421 from within the United States/Canada and (253) 237-1121 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's Investor Relations website beginning two hours after the conclusion of the call.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, and complementary products and services for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted net income," "Free cash flow" and "Return on equity," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted net income" and "Adjusted fully diluted earnings per share (or EPS)" represents net income attributable to Thermon before acquisition related contingent consideration accounted for as compensation, our impairment of goodwill and intangible assets in our Unitemp operations, adjustments to our deferred tax liability for a tax rate change, restructuring costs in our Canadian operations, accelerated amortization on debt refinancing and a release of a liability for uncertain tax positions that are no longer subject to audit, adjustments for the release of a deferred tax liability associated with undistributed foreign earnings that are permanently reinvested, a release of a tax valuation allowance and a non-recurring gain related to the settlement of our escrow account with the predecessor owners and the tax effect of any non-tax adjustments, per fully-diluted common share in the case of Adjusted EPS. "Adjusted EBITDA" represents net income attributable to Thermon before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, minority interest, acquisition related contingent consideration accounted for as compensation, an impairment of goodwill and intangible assets related to our Unitemp acquisition, restructuring costs in our Canadian operations and other charges such as a gain related for the settlement of our escrow account with the predecessor owners. "Return on equity" for the three month periods ended March 31, 2016 and 2015, represents Adjusted EBITDA for each respective period that is multiplied by four to represent a full year's results, divided by the average of total equity at March 31 and December 31 for each respective period. Return on equity for the years ended March 31, 2016 and 2015 represents Adjusted EBITDA for each respective period divided by average total equity for each respective fiscal year. We believe that the average total equity properly accounts for net income that occurred during the three months and years ended March 31, 2016 and 2015. "Free cash flow" represents cash provided by operating activities less cash used for the purchase of property, plant and equipment, net of sales of rental equipment. Foreign currency impact on revenue is calculated by comparing actual current period revenue in U.S. Dollars to the theoretical U.S. Dollar revenue we would have achieved based on the weighted-average foreign exchange rates in effect in the comparative prior periods for all applicable foreign currencies.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted net income or Return on equity. Adjusted EPS, Adjusted EBITDA, Adjusted net income and Return on equity should be considered in addition to, not as substitutes for, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free cash flow as a measure of our liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow and Return on equity may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted net income, Return on equity and Free cash flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA and Return on Equity," "Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (ix) a material disruption at any of our manufacturing facilities; (x) our dependence on subcontractors and suppliers; (xi) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xii) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xiii) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xiv) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xv) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, to be filed with the Securities and Exchange Commission on or before May 31, 2016. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Sarah Alexander

(512) 396-5801

Investor.Relations@thermon.com

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations and Selected Balance Sheet Data
(Unaudited, in Thousands except per share amounts)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Sales	$72,344	$74,256	$281,928	$308,578
Cost of sales	40,249	40,151	150,613	153,874
Gross profit	32,095	34,105	131,315	154,704
Operating expenses:
Marketing, general and administrative and engineering	18,953	17,903	71,274	73,573
Acquisition related compensation	1,770	—	5,706	—
Stock compensation expense	985	992	3,749	3,295
Impairment of goodwill and intangibles	1,713	—	1,713	—
Amortization of other intangible assets	3,133	2,600	12,112	10,775
Income from operations	5,541	12,610	36,761	67,061
Interest income and expense, net	(698)	(779)	(2,987)	(3,641)
Acceleration of unamortized debt cost	—	—	(302)	—
Debt cost amortization	(103)	(111)	(430)	(464)
Interest expense, net	(801)	(890)	(3,719)	(4,105)

Other income (expense)	(12)	940	(676)	(394)
Income before provision for taxes	4,728	12,660	32,366	62,562
Income tax expense	1,254	2,159	8,716	13,176
Net income	3,474	10,501	23,650	49,386

Income attributable to non-controlling interests	270	—	641	—
Net income attributable to Thermon	$3,204	$10,501	$23,009	$49,386

Net income per common share:
Basic income per share	$0.10	$0.33	$0.72	$1.54
Diluted income per share	$0.10	$0.32	$0.71	$1.52
Weighted-average shares used in computing net income per common share:
Basic common shares	32,219	32,074	32,177	32,027
Fully-diluted common shares	32,607	32,469	32,593	32,407

	March 31, 2016 (unaudited)	March 31, 2015
Cash	$84,570	$93,774
Total debt	93,612	106,783
Total equity	298,701	271,766

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA and Return on Equity
(Unaudited, in Thousands except Return on Equity)

Adjusted EBITDA and Return on Equity	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015	Year Ended March 31, 2016	Year Ended March 31, 2015
Net income attributable to Thermon	$3,204		$10,501	$23,009	$49,386
Interest expense, net	801	—	890	3,719	4,105
Income tax expense	1,254		2,159	8,716	13,176
Depreciation and amortization expense	4,438		3,464	17,409	14,143
EBITDA non-GAAP basis	$9,697		$17,014	$52,853	$80,810
Stock compensation expense	985		992	3,749	3,295
Minority interest	270		—	641	—
Cost of restructuring Canadian operations	—		—	578	—
Impairment of goodwill and intangibles related to the Unitemp acquisition	1,713		—	1,713	—
Acquisition related contingent consideration accounted for as compensation	1,770		—	5,706	—
Gain on settlement of CHS transactions	—		(931)	—	(931)
Adjusted EBITDA-non-GAAP basis	$14,435		$17,075	$65,240	$83,174

Adjusted EBITDA - Annualized for a full fiscal year	$57,740		$68,300	$65,240	$83,174

Average total equity for the three and twelve month periods ended March 31,	$291,509		$274,911	$285,234	$261,116

Return on Equity - non-GAAP basis	20%		25%	23%	32%

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS
(Unaudited, in Thousands except per share amounts)

Adjusted Net Income and Adjusted EPS	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015	Year Ended March 31, 2016	Year Ended March 31, 2015	Adjustment to:

GAAP net income attributable to Thermon	$3,204	$10,501	$23,009	$49,386

Acquisition related contingent consideration accounted for as compensation	1,770	—	5,706	—	Operating expense
Impairment of goodwill and intangibles related to the Unitemp acquisition	1,713	—	1,713	—	Operating expense
Tax effect of Canadian tax rate change on deferred tax liability	—	—	455	—	Income tax expense
Cost of restructuring Canadian operations	—	—	578	—	Operating expense
Accelerated amortization on debt refinancing	—	—	302	—	Interest expense
Release of deferred tax liability for undistributed foreign earnings and uncertain tax positions	—	—	(1,281)	(3,224)	Income tax expense
Release of valuation allowance on net operating loss deferred tax asset	—	(634)	—	(634)	Income tax expense
Gain on Settlement of CHS Transactions	—	(931)	—	(931)	Other income (expense)
Tax effect of non-tax adjustments	(228)	—	(1,552)	—	Income tax expense
Adjusted net income	$6,459	$8,936	$28,930	$44,597

Adjusted fully-diluted earnings per common share	$0.20	$0.28	$0.89	$1.38

Fully-diluted common shares	32,607	32,469	32,593	32,407

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Cash provided by Operating Activities to Free Cash Flow
(Unaudited, in Thousands)

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015	Year Ended March 31, 2016	Year Ended March 31, 2015
Cash provided by operating activities	$12,872	$17,644	$47,920	$51,731
Less: Cash used for purchases of property, plant and equipment, net of rental equipment sales	(2,650)	(1,927)	(10,388)	(6,075)
Free cash flow provided	$10,222	$15,717	$37,532	$45,656